UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



FORM 12b-25                                             SEC File Number 0-15623
                                                        CUSIP Number


                           NOTIFICATION OF LATE FILING


                                  (Check One):

[  ] Form 10-K  [  ] Form 11-K   [  ] Form 2-F  [XX] Form 10-Q  [  ] Form N-SAR

     For Period Ended: March 31, 1995

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
     Type.

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

______________________________________________________________________________
     If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:    All Items.
______________________________________________________________________________

______________________________________________________________________________
Part I - Registrant Information
______________________________________________________________________________
Full Name of Registrant

     American Income 7 Limited Partnership

     Former Name, if Applicable    N/A


     98 North Washington Street
     Address of Principal Executive Office (Street and Number)

     Boston, MA  02114
     City, State and Zip




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Part II - Rules 12b-25 (b) and (c)
______________________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[XX] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

______________________________________________________________________________
Part III - Narrative
______________________________________________________________________________

     State below in reasonable detail the reasons why the form 10-K,11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.


     The Registrant requires additional time to prepare a complete and accurate accounting of the quarter ended March 31, 1995. This is due to delays caused by the relocation of the office facility. The Registrant expects to file the 10-Q within the extension period.




                                                (Attach Extra Sheets if Needed)

______________________________________________________________________________
Part IV - Other Information
______________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

            Gary M. Romano                 617           854-5800
                 (Name)                (Area Code)   (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
            If the answer is no, identify report(s).

                            [X] Yes      [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                            [ ] Yes      [X] No


            If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.





                  American Income 7 Limited Partnership
               (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May 12, 1995                      By:  AFG Leasing Associates II,
                                              a Massachusetts general
                                              partnership and the General
                                              Partner of the Registrant.

                                         By:  AFG Leasing Incorporated,
                                              a Massachusetts corporation and
                                              general partner in such General
                                              Partnership


                                         By:/s/   Gary M. Romano
                                              Gary M. Romano
                                              Vice President and Controller
                                              (Principal Accounting Officer)

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